Mr. Hubert Joly

April 13, 2019

Exhibit 10.1

April 13, 2019

Mr. Hubert Joly

Re:Employment Terms – Executive Chair

Dear Hubert:

Congratulations on your upcoming retirement as Chief Executive Officer, and on all that has been accomplished under your leadership over the past several years. On behalf of Best Buy Co., Inc. (the “Company”), I am pleased that you have agreed to remain with the Company as Executive Chair for a period of time. This letter agreement (“Agreement”) confirms the terms and conditions of your continued employment in such role.  This Agreement is effective as of the date written above and will supersede your employment letter agreement dated August 19, 2012 (“Prior Agreement”) effective as of the Executive Chair Commencement Date (as defined below).

1.Executive Chair Commencement Date. The term of your employment under this Agreement with the Company as Executive Chair will commence on the date of the Company’s 2019 regular meeting of shareholders (“Executive Chair Commencement Date”), and will continue until the date that your employment terminates as provided in Section 8 hereof (the “Term”).  By executing this Agreement, you are giving notice of your resignation of your position as Chief Executive Officer, such resignation to be effective as of the Executive Chair Commencement Date.  Until the Executive Chair Commencement Date, you will remain the Chief Executive Officer employed under the terms of the Prior Agreement (subject to Section 8(e) below).

2.Position.

(a)During the Term, you will be employed as the Executive Chairman of the Board of Directors of the Company (“Board”), an executive officer position, with such duties and responsibilities as set forth in the attached Attachment A or otherwise related to supporting the Company’s leadership during this transition. This is a material leadership role and it is our mutual expectation that the position, while not full time, will require you to devote considerable time and services to the affairs of the Company. You agree to be available as appropriate from time to time at the Company’s headquarters in Richfield, Minnesota and to travel regularly for meetings of the Board, leadership meetings, and other business meetings with business partners, vendors, employees and others, as agreed by you and the Board or Chief Executive Officer.  During the Term, the Company agrees to maintain your access to your current administrative support (or similar replacement administrative support), and to provide travel arrangements or reimburse travel expenses consistent with past practice to the extent such travel does not constitute a perquisite or personal benefit under applicable rules of the Securities Exchange Act of 1934, as amended, as determined in the reasonable judgment of the Company.

(b)During the Term, you may participate in charitable, civic, educational, professional, community and industry affairs (including serving on boards of directors of such entities) and serve on the board of directors of non-profit companies and (ii) manage your personal investments, so long as such activities do not materially interfere with the performance of your duties hereunder or create a potential business conflict or the appearance thereof. The Board hereby approves your continuing service on the boards of directors that you serve on as of the date hereof as well as the board of directors of the company for which you are being considered as of the date hereof as has been discussed with the Board.

3.Board Membership. The Board will nominate you for re-election as a member of the Board at the Company’s 2019 regular meeting of shareholders, and shall recommend, support and solicit proxies for your re-

Mr. Hubert Joly

April 13, 2019

election at such meeting. If the Term is expected to continue beyond any other regular meeting of shareholders, the Board will nominate you for re-election as a member of the Board at such future meeting(s) and recommend, support and solicit proxies for your re-election at such future meeting(s). You agree to serve without additional compensation as a director of the Company.

4.Base Salary. During the Term, you will be paid a base salary, payable in accordance with the regular payroll practices of the Company. From the Executive Chair Commencement Date through the 2020 shareholder meeting (or, if earlier, the end of the Term) will be $650,000. Your base salary for any period of the Term beyond such date will be determined by the Board (or a committee thereof). For all purposes under this Agreement, your “Base Salary” is the amount then applicable under this Section 4.

5.Annual Bonus.  During the Term, you may be eligible for Short-Term Incentive (“STI”) awards as determined in the Board’s sole discretion. Your STI award for the Company’s 2020 fiscal year (the “FY20 STI Award”) will remain in effect in accordance with its terms; provided, however, that following the Executive Chair Commencement Date, the target bonus amount under the FY20 STI Award will be reduced to 100% of your Base Salary (as defined in this Agreement) with a maximum of 200% of your Base Salary, and your payout under the FY20 STI Award will be pro-rated as applicable to the periods of time: (1) prior to the Executive Chair Commencement Date and (2) from the Executive Chair Commencement Date through the end of the current fiscal year.

6.Long-Term Incentive Compensation.  During the Term, you may be eligible for Long-Term Incentive (“LTI”) awards as determined in the Board’s sole discretion, including if your employment under this Agreement continues past March 31, 2020. Your LTI award for the Company’s 2020 fiscal year (the “FY20 LTI Award”) will remain in effect in accordance with its terms; and you will not be eligible for any additional LTI for the 2020 fiscal year under the Company’s Amended and Restated 2014 Omnibus Incentive Plan or any successor plan. The FY 20 LTI Award and all other LTI awards issued to you prior to the date hereof shall remain in effect in accordance with their terms. For the sake of clarity, pursuant to the terms of your LTI award program agreements, upon your 60th birthday on August 11, 2019, you will be entitled to continued vesting based on a Qualified Retirement as defined and to the extent provided in such LTI award program agreements, and the Company may not adversely change the terms applicable to a Qualified Retirement and such continued vesting without your written consent.

7.Employee Benefits; Policies; Expenses.

(a)During the Term, you will be entitled to participate in all employee benefit plans and perquisites that the Company has adopted or may adopt, maintain, sponsor or contribute to for the benefit of its senior executives from time to time at a level commensurate with your position (other than as specified in this Agreement). You will continue to be entitled to annual paid vacation in accordance with the Company’s time off policy applicable to senior executives. The Company provides no assurance as to the adoption or continuance of any particular employee benefit plan or program.

(b)You will at all times during your employment be subject to the Company policies in effect from time to time, including without limitation policies regarding engaging in transactions in Company stock, stock ownership, conflicts of interest, non-discrimination and non-harassment, business ethics, and protection of confidential information.  In particular, you will remain subject to the Company’s stock ownership guidelines at the level currently applicable to you, which requires that you hold at least 200,000 shares of the Company’s common stock, calculated in accordance with the Company’s stock ownership guidelines.

(c)During the Term, upon presentation of appropriate documentation, you will be reimbursed in accordance with the Company’s expense reimbursement policy for all reasonable and necessary business expenses incurred in connection with the performance of your duties hereunder.

8.Term of Agreement.

Mr. Hubert Joly

April 13, 2019

(a)Your employment under this Agreement will commence as of the Executive Chair Commencement Date and continue until March 31, 2020.  At or prior to the March 2020 Board meeting, the Board and you will discuss and agree upon whether to continue your employment to a mutually agreed upon later end date (which may be until the 2020 shareholder meeting, March 31, 2021 or beyond) or to end your employment as of March 31, 2020, provided that if the Board and you do not reach mutual agreement otherwise at or prior to the March 2020 Board meeting, your employment under this Agreement will end as of March 31, 2020.

(b)Notwithstanding the foregoing, your employment under this Agreement will also terminate on the first of the following: your death, your electing to terminate due to your Disability, termination by the Company for Cause or by you for Good Reason (as such terms are defined on Attachment C).

(c)In connection with any termination of employment under this Agreement, you will not be entitled to participate in the Company’s Severance Plan and will not be eligible for severance benefits under any other plan, policy or arrangement of the Company. All benefits and all equity, cash and other awards under the Company’s short-term and long-term incentive programs will be subject to the terms and conditions of the plan, arrangement or agreement under which such benefits accrue, are granted or are awarded.

(d) Upon termination of employment under this Agreement, you will deliver to the Company a resignation from all offices, directorships and fiduciary positions with the Company, its affiliates and employee benefit plans in which you are then serving.

(e)Notwithstanding anything to the contrary in the Prior Agreement, your employment under the Prior Agreement may not be terminated by the Company except for Cause (as defined in the Prior Agreement).

9.Reduction of Payments in Certain Circumstances.

(a)During the Term, anything in this Agreement to the contrary notwithstanding, in the event that the Company’s independent auditors or such other nationally recognized certified public accounting firm as may be designated by the Company (the “Accounting Firm”) determine that receipt of any payment or distribution by the Company or affiliates in the nature of compensation to or for your benefit, whether paid or payable pursuant to this Agreement or otherwise (a “Payment”) would subject you to the excise tax under Section 4999 of the Code, the Accounting Firm will determine whether to reduce any of the Payments paid or payable pursuant to this Agreement (including pursuant to any annual or long-term incentive award) (collectively and selectively, the “Agreement Payments”) to the Reduced Amount (as defined below). The Agreement Payments will be reduced to the Reduced Amount only if the Accounting Firm determines that you would have a greater Net After-Tax Receipt (as defined below) of aggregate Payments if your Agreement Payments were reduced to the Reduced Amount. If the Accounting Firm determines that you would not have a greater Net After-Tax Receipt of aggregate Payments if your Agreement Payments were so reduced, you will receive all Agreement Payments to which you are entitled under this Agreement or otherwise. For purposes of this Section 9, (i) “Reduced Amount” shall mean the greatest amount of Agreement Payments that can be paid that would not result in the imposition of the excise tax under Section 4999 of the Code if the Accounting Firm determines to reduce Agreement Payments pursuant to this Section 9(a); and (ii) “Net After-Tax Receipt” shall mean the present value (as determined in accordance with Sections 280G(b)(2)(A)(ii) and 280G(d)(4) of the Code) of a Payment net of all taxes imposed on you with respect thereto under Sections 1 and 4999 of the Code and under applicable state and local laws, determined by applying the highest marginal rate under Section 1 of the Code and under state and local laws which applied to your taxable income for the immediately preceding taxable year, or such other rate(s) as the Accounting Firm determined to be likely to apply to you in the relevant tax year(s).

(b)If the Accounting Firm determines that aggregate Agreement Payments should be reduced to the Reduced Amount, the Company will promptly give you notice to that effect and a copy of the detailed calculation thereof. All determinations made by the Accounting Firm under this Section 9 shall be binding upon the Company and you and will be made as soon as reasonably practicable and in no event later than thirty (30) days following the date of any termination of your employment. For purposes of reducing the Agreement Payments to the Reduced Amount, the reduction will be made by reducing the payments and benefits in the following order: (i) payments due in respect of restricted stock units under any affected long-term incentive award, (ii) payments due in respect of performance share units under any affected long-term incentive award, and (iii) the forfeiture of such

Mr. Hubert Joly

April 13, 2019

portion of any stock options constituting an “excess parachute payment” under Section 280G of the Code. All fees and expenses of the Accounting Firm shall be borne solely by the Company.

(c)As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that amounts will have been paid or distributed by the Company to or for the benefit of you pursuant to this Agreement which should not have been so paid or distributed (“Overpayment”) or that additional amounts which will have not been paid or distributed by the Company to or for the benefit of you pursuant to this Agreement could have been so paid or distributed (“Underpayment”), in each case, consistent with the calculation of the Reduced Amount hereunder. In the event that the Accounting Firm, based upon the assertion of a deficiency by the Internal Revenue Service against either the Company or you which the Accounting Firm believes has a high probability of success determines that an Overpayment has been made, you shall, except to the extent that it would cause a violation of the Sarbanes-Oxley Act of 2002, pay any such Overpayment to the Company together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code; provided,  however, that no amount will be payable by you to the Company if and to the extent such payment would not either reduce the amount on which you is subject to tax under Section 1 and Section 4999 of the Code or generate a refund of such taxes. In the event that the Accounting Firm, based upon controlling precedent or substantial authority, determines that an Underpayment has occurred, any such Underpayment will be paid promptly (and in no event later than 60 days following the date on which the Underpayment is determined) by the Company to or for the benefit of you together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code.

(d)The Company will use its good faith efforts to obtain from the Accounting Firm, at Company expense, for delivery to both you and the Company a more-likely-than-not opinion as to its conclusions.

10.Covenants; Cooperation. By entering into this Agreement and in consideration for the payments and benefits provided hereunder, the covenants and the remedies set forth in Attachment B hereto shall apply as of the Executive Chair Commencement Date, which you agree are reasonable and necessary to protect the legitimate interests of the Company Group (as defined in Attachment B). In no event shall any other grant or agreement (including, without limitation, in any LTI award or in the Prior Agreement) subject you to, or cause a forfeiture of amounts that would be due to you on the basis of non-compliance with a restrictive covenant broader or in addition to those set forth in Attachment B (notwithstanding you signing or acknowledging, or you having signed or acknowledged, any grant or agreement containing such broader or additional covenants).

11.Arbitration.

(a)During and after the Term, excepting any claim for benefits under any employee benefit plan in which you are a participant (which claims shall be determined in accordance with the terms of such plan), to the fullest extent permitted by law, all claims that you may have against Company or which Company may have against you, in any way related to the subject matter, interpretation, application, or alleged breach of this Agreement (“Arbitrable Claims”) shall be resolved by binding arbitration in the state of Minnesota. The arbitration will be held pursuant to the rules of the American Arbitration Association (applicable to commercial disputes). The decision of the arbitrator shall be in writing and shall include a statement of the essential conclusions and findings upon which the decision is based. Each party shall bear its own fees and expenses in connection with any such arbitration to the extent consistent with applicable laws, provided that in the event you prevail on any material issue in such dispute, and the arbitrator determines that the Company should pay your costs of arbitration, such award to you may include your reasonable attorneys’ fees and expenses, as well as the arbitrator’s fees and expenses.

(b)Arbitration shall be final and binding upon the parties and shall be the exclusive remedy for all Arbitrable Claims. Either party may bring an action in a Minnesota court to compel arbitration under this Agreement and to enforce an arbitration award. Otherwise, neither party shall initiate or prosecute any lawsuit in any way related to any Arbitrable Claim. Notwithstanding the foregoing, either party may, in the event of an actual or threatened breach of this Agreement (including but not limited to the provisions of the Restrictive Covenants), seek a temporary restraining order or injunction in a Minnesota court restraining breach pending a determination on the merits by the arbitrator.

Mr. Hubert Joly

April 13, 2019

(c)THE PARTIES HEREBY WAIVE ANY RIGHTS THEY MAY HAVE TO TRIAL BY JURY IN REGARD TO ARBITRABLE CLAIMS, INCLUDING WITHOUT LIMITATION ANY RIGHT TO TRIAL BY JURY AS TO THE MAKING, EXISTENCE, VALIDITY, OR ENFORCEABILITY OF THE AGREEMENT TO ARBITRATE.

12.Indemnification; Liability Insurance. The Company agrees to indemnify you (including advance of expenses) and hold you harmless to the fullest extent permitted by the certificate of incorporation and by-laws of the Company against and in respect to any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including reasonable attorneys’ fees), losses, and damages resulting from your performance of your duties and obligations with the Company, its affiliates and its and their benefits plans in good faith and with a reasonable belief that such performance was in, and not opposed to, the best interests of the Company or its affiliates or, with regard to fiduciary duties as to benefit plans, if you acted in good faith. The Company will cover you as an insured, during your employment and service as a member of the Board, or as a fiduciary of any benefit plan, and at all times thereafter during which you may be subject to any liability for which you may be indemnified above, to the extent of any contract of officers and directors liability insurance of the Company that insures members of the Board. The provision shall survive any termination of your employment or services.

13.Forfeiture; Recoupment of Incentive Compensation. All annual, long-term and other incentive compensation hereunder or pursuant to any plan, program or other agreement in which you are a participant or a party shall be subject to cancellation, forfeiture and recoupment by the Company, and shall be repaid by you to the Company, to the extent required by law, regulation or stock exchange listing requirement, or (except the Buy-Out Awards, as defined in the Prior Agreement) as may be required pursuant to any good faith broad-based Company policy adopted pursuant thereto or any other requirements set forth in the Company good faith broad-based corporate governance guidelines or policies and to any similar or successor provisions as may be in effect from time to time.

14.Attorneys’ Fees. The Company will reimburse you for the reasonable attorneys’ fees, up to a maximum of $25,000, you incur in connection with the negotiation and documentation of this Agreement.

15.Section 409A. Anything in this Agreement to the contrary notwithstanding:

(a)It is intended that any amounts payable under this Agreement will either be exempt from or comply with Section 409A of the Code (“Section 409A”) and all regulations, guidance and other interpretive authority issued thereunder so as not to subject you to payment of any additional tax, penalty or interest imposed under Section 409A, and this Agreement will be interpreted on a basis consistent with such intent.

(b)To the extent that the reimbursement of any expenses or the provision of any in-kind benefits under this Agreement is subject to Section 409A, (i) the amount of such expenses eligible for reimbursement, or in-kind benefits to be provided, during any one calendar year shall not affect the amount of such expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year (provided, that, this clause (i) will not be violated with regard to expenses reimbursed under any arrangement covered by Code Section 105(b) solely because such expenses are subject to a limit related to the period the arrangement is in effect); (ii) reimbursement of any such expense shall be made by no later than December 31 of the year following the calendar year in which such expense is incurred; and (iii) your right to receive such reimbursements or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

(c)If you are a “specified employee” within the meaning of Treasury Regulation Section 1.409A -1(i) as of the date of your separation from service (within the meaning of Treas. Reg. Section 1.409A-1(h)), then any payment or benefit pursuant to this Agreement on account of your separation from service, to the extent such payment constitutes non-qualified deferred compensation subject to Section 409A and required to be delayed pursuant to Section 409A(a)(2)(B)(i) of the Code (after taking into account any exclusions applicable to such payment under Section 409A), shall not be made until the first business day after (i) the expiration of six (6) months from the date of your separation from service, or (ii) if earlier, the date of your death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 15(c) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) will be paid or reimbursed to you in a lump sum and any remaining payments and benefits due under this Agreement will be paid or

Mr. Hubert Joly

April 13, 2019

provided in accordance with the normal payment dates specified for them herein. Notwithstanding any provision of this Agreement to the contrary, for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment that are considered deferred compensation under Section 409A, references to your “termination of employment” (and corollary terms) with the Company shall be construed to refer to your “separation from service” (within the meaning of Treas. Reg. Section 1.409A-1(h)) with the Company.

(d)Whenever payments under this Agreement are to be made in installments, each such installment shall be deemed to be a separate payment for purposes of Section 409A. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment will be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

(e)To the extent any amount payable to you is subject to your entering into a release of claims with the Company and any such amount is a deferral of compensation under Section 409A and which amount could be payable in either of two taxable years for you, and the timing of such payment is not subject to terms and conditions under another plan, program or agreement of the Company that otherwise satisfies Section 409A, such payments shall be made or commence, as applicable, on January 15 (or any later date that is not earlier than 16 days after the date that the release becomes irrevocable) of such later taxable year and shall include all payments that otherwise would have been made before such date.

16.Miscellaneous.

(a)Notices. Any notices, consents, demands, requests, approvals and other communications to be given under this Agreement by either party to the other shall be in writing and (i) personally delivered, (ii) mailed by registered or certified mail, postage prepaid with return receipt requested, or (iii) delivered by overnight express delivery service or same-day local courier service, to the address set forth below, or to such other address as may be designated by the parties from time to time in accordance with this Section 16(a):

If to the Company:

Best Buy Co., Inc.

7601 Penn Avenue South

Richfield, Minnesota 55423

Attention: Chief Human Resources Officer

If to you:   At the most recent address on file at the Company

Notices delivered personally or by overnight express delivery service or by local courier service are deemed given as of actual receipt. Mailed notices are deemed given three business days after mailing.

(b)Survival. Upon the expiration or other termination of this Agreement or of your employment, the respective rights and obligations of the parties hereto shall survive to the extent necessary to carry out the intentions of the parties under this Agreement.

(c)Entire Agreement; Amendments; No Waiver. As of the Executive Chair Commencement Date, this Agreement supersedes all previous employment agreements, whether written or oral between you and the Company and constitutes the entire agreement and understanding between the Company and you concerning the subject matter hereof, including the Prior Agreement. If, and to the extent that, any other written or oral agreement between you and the Company is inconsistent with or contradictory to the terms of this Agreement, the terms of this Agreement shall apply. No modification, amendment, termination, or waiver of this Agreement shall be binding unless in writing and signed by you and a duly authorized officer of the Company. Failure of the any party to insist upon strict compliance with any of the terms, covenants, or conditions hereof shall not be deemed a waiver of such terms, covenants, and conditions.

Mr. Hubert Joly

April 13, 2019

(d)Successors and Assigns. This Agreement is binding upon and shall inure to the benefit of you and your heirs, executors, assigns and administrators or your estate and property and the Company and its successors and permitted assigns. You may not assign or transfer to others the obligation to perform your duties hereunder. The Company may not assign this Agreement other than to a successor to all or substantially all of its business and then only upon such assignee’s delivery to you of a written assumption of this Agreement.

(e)Counterparts. This Agreement may be signed in counterparts each of which will be deemed an original, but all of which will constitute one and the same instrument. This Agreement may be executed by a signature delivered by facsimile or in e-mail/PDF or other electronic format.

[Signatures are on the following page]

Mr. Hubert Joly

April 13, 2019

On behalf of the Company, I am excited that the Board and Company will continue to benefit from your skills and experience following your retirement as CEO.

Very truly yours,

____________________________________________

Kathy Higgins Victor, Chair Nominating,
Corporate Governance and Public Policy Committee of the Board of Directors

Agreed and Accepted:

____________________________________________

Hubert Joly

ATTACHMENT A

•Setting the agenda for Board meetings (in partnership with the Chief Executive Officer and the Lead Independent Director) and presiding over and leading discussion at meetings of the full Board;

•Presiding over the Company’s regular meeting of shareholders;

•Setting the Board meeting calendar and general Board oversight;

•Overseeing the Company’s strategic planning process to create alignment with the Board and management and supporting execution of the strategy;

•Assisting the Board with its oversight of the Company’s risks;

•Speaking on behalf of the Company to both internal and external stakeholders, as appropriate; and

•Serving as the Board's liaison to management.

A-1

ATTACHMENT B

1.Definitions. For purposes of this Attachment B, the following defined terms shall apply:

a.“Affiliates” means an entity controlled directly or indirectly by the Company, where “control” means the right, either directly or indirectly, to elect a majority of the directors or other governing body thereof without the consent or acquiescence of any third party.

b.“Company Group” means, collectively, the Company and its Affiliates.

c.“Confidential Information” will mean any and all information in whatever form, whether written, electronically stored, orally transmitted or memorized pertaining to: trade secrets; customer lists, records and other information regarding customers; price lists and pricing policies, financial plans, records, ledgers and information; purchase orders, agreements and related data; business development plans; products and technologies; product tests; manufacturing costs; product or service pricing; sales and marketing plans; research and development plans; personnel and employment records, files, data and policies (regardless of whether the information pertains to you or other employees of the Company Group); tax or financial information; business and sales methods and operations; business correspondence, memoranda and other records; inventions, improvements and discoveries; processes and methods; and business operations and related data formulae; computer records and related data; know-how, research and development; trademark, technology, technical information, copyrighted material; and any other confidential or proprietary data and information which you encounter during employment, all of which are held, possessed and/or owned by the Company Group and all of which are used in the operations and business of the Company Group. Confidential Information does not include information which is or becomes generally known within the Company Group’s industry through no act or omission by you; provided, however, that the compilation, manipulation or other exploitation of generally known information may constitute Confidential Information.

2.Confidentiality. You acknowledge that the Company Group operates in a competitive environment and has a substantial interest in protecting its Confidential Information, and you agree, during your employment with the Company Group and thereafter, except in the good faith performance of your duties to the Company Group, to maintain the confidentiality of the Company Group’s Confidential Information and to use such Confidential Information for the exclusive benefit of the Company Group. You will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law. You shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order.

3.Competitive Activity. During your employment with the Company Group and for 2 years following the termination of your employment for any reason, you shall not as an employee, director, officer, manager, executive, partner, independent contractor, board member, consultant or technical or business advisor (or any foreign equivalents of the foregoing) engage or assist any (and only) of the following companies or their respective affiliates, subsidiaries and successors to all or substantially all of the business of: Amazon, Apple, AT&T, Barnes and Noble, Brookstone, Buy.com, Costco Wholesale Corporation, Dell, Ebay, GameStop, Google, Hewlett-Packard, H.H. Gregg, Newegg, OfficeMax, Office Depot, RadioShack/Tandy, Samsung, Sears Holdings Corporation, Sony, Sprint, Staples, T-Mobile, Target, Verizon and Wal-Mart; provided, however, that you may be a passive holder of not more than 1% of the combined voting power of the outstanding stock of any of the above that are a publicly held company as long as you are not otherwise engaged in that company's business. Because the Company Group's business competes on a global basis, your obligations hereunder shall apply anywhere in the world. The provisions of this Section 3 shall cease to apply upon any termination of employment occurring on or after (including an Anticipatory Termination as defined in the Prior Agreement) the occurrence of a Change of Control (as defined in the LTI awards).

4.Non-Solicitation. During your employment, except in the good faith performance of your duties, and for 2 years following the termination of your employment for any reason, you shall not

a.induce or attempt to induce any employee of the Company Group to leave the employ of the Company Group, or in any way interfere adversely with the relationship between any such employee and the Company Group;

b.induce or attempt to induce any employee of the Company Group to work for, render services to, provide advice to, or supply Confidential Information of the Company Group to any third person, firm, or corporation;

c.employ, or otherwise pay for services rendered by, any management employee of the Company Group in any business enterprise which you control or where you are directly (or through others) making the hiring decision and knowingly employ or pay such a person, other than employees hired through solicitations of general advertising;

d.interfere with the then existing business relationship between any customer, supplier, licensee, licensor or other business relation and the Company Group (excepting consumers) other than via mass marketing; or

e.assist, solicit, or encourage any other person, directly or indirectly, in carrying out any activity set forth above that would be prohibited by any of the provisions of this Attachment B if such activity were carried out by you. In particular, you will not, directly or indirectly, induce any employee of the Company Group to carry out any such activity.

f.Provided that clauses (a) through (e) above shall not be violated by general solicitation not targeted at the prohibited group or by serving as a reference upon request.

5.Partial Invalidity. In the event that any portion of this Attachment B shall be determined by an arbitrator or any court of competent jurisdiction to be unenforceable because it is unreasonably restrictive or otherwise unenforceable in any respect, it shall be interpreted to be valid to the maximum extent for which it reasonably may be enforced, and enforced as so interpreted, all as determined by such arbitrator or court in such action. You acknowledge the uncertainty of the law in this respect and expressly stipulate that this Attachment B is to be given the construction that renders its provisions valid and enforceable to the maximum extent (not exceeding its express terms) possible under applicable law.

6.Remedy for Breach. You agree that a breach of any of the provisions of Sections 3, 4 or 5 of this Attachment B (collectively, the “Restricted Covenants”) may cause material and irreparable harm to the Company Group that would be difficult or impossible to measure, and that damages or other legal remedies available to the Company Group for any such injury would, therefore, be an inadequate remedy for any such breach. Accordingly, you agree that if you breach any Restrictive Covenant, the Company Group shall be entitled, in addition to and without limitation upon all other remedies the Company Group may have under this Agreement or any other agreement between the Company and you, at law or otherwise, to obtain injunctive or other appropriate equitable relief, without bond or other security, to restrain any such breach. Such equitable relief in any court shall be available to the Company Group in lieu of, or prior to or pending determination in any arbitration proceeding. You further agree that the applicable 2-year post-termination restriction period of the Restrictive Covenants under Sections 4 and 5 shall be tolled during the period in which you are in breach.

7.Return of Company Property and Records. Upon a termination of your employment for any reason, you will surrender to the Company in good condition (reasonable wear and tear excepted) all property and equipment belonging to the Company Group and all records kept by you containing the names, addresses or any other information with regard to customers or customer contacts of the Company, or concerning any proprietary or confidential information of the Company or any operational, financial or other documents given to you during your employment with the Company other than documents given to you as information to you as an individual employee about your benefits, compensation, equity rights or other matters with the Company. You may retain your address books to the extent they only contain contact information.

8.Cooperation. You agree that, following termination of your employment for any reason, you will upon reasonable advance notice, and to the extent it does not interfere with previously scheduled travel plans and does not unreasonably interfere with other full-time business activities, employment obligations, or reasonably firm personal commitments, reasonably assist and cooperate with the Company with regard to any matter or project in which you were involved during your employment, including any litigation. The Company will reimburse your reasonable expenses incurred in connection with such cooperation and assistance.

9.Assignment of Inventions. You will promptly communicate and disclose in writing to the Company all inventions and developments including software, whether patentable or not, as well as patents and patent applications (hereinafter collectively called “Inventions”), made, conceived, developed, or purchased by you, or under which you acquire the right to grant licenses or to become licensed, alone or jointly with others, which have arisen or jointly with others, which have arisen or may arise out of your employment, or relate to any matters pertaining to, or useful in connection therewith, the business or affairs of the Company or any of its subsidiaries. Included herein as if developed during the employment period is any specialized equipment and software developed for use in the business of the Company Group. All of your right, title and interest in, to, and under all such Inventions, licenses, and right to grant licenses shall be the sole property of the Company and you hereby assign any and all such rights to the Company. As to all such Inventions, you will, upon request of the Company execute all documents which the Company deems necessary or proper to enable it to establish title to such Inventions or other rights, and to enable it to file and prosecute applications for letters patent of the United States and any foreign country; and do all things (including the giving of evidence in suits and other proceedings) which the Company deems necessary or proper to obtain, maintain, or assert patents for any and all such Inventions or to assert its rights in any Inventions not patented. This assignment of inventions does not apply to an invention for which no equipment, supplies, facility or trade secret information of the Company Group was used and which was developed entirely on your own time, and (1) which does not relate (a) directly to the Company Group’s business or (b) to the Company Group’s actual or demonstrably anticipated research or development, and (2) which does not result from any work you performed for the Company.

10.Survival. The provisions of this Attachment B shall survive a termination of your employment and the Agreement.

ATTACHMENT C

1.“Cause” is deemed to exist if you:

(i)are convicted of or enter a plea of guilty or nolo contendere to: (A) a felony, (B) a crime of moral turpitude resulting in demonstrable adverse financial or reputational impact on the Company Group or (C) any crime involving the business of the Company and its affiliates;

(ii)in the performance of your duties for the Company Group or otherwise, engage in: (A) material dishonesty, (B) gross misconduct, or (C) willful or gross neglect resulting, in each case, in a material adverse financial or reputational impact on the Company Group;

(iii)willfully disobey the lawful directions of the Board acting within the scope of its authority and does not cure such disobeyance within ten (10) days of receipt of written notice thereof;

(iv)willfully and materially fail to comply with the material written policies of the Company Group and, if curable, failure to cure within ten (10) days of written notice thereof; or

(vi)materially breach any material provision of the Agreement and do not cure the same within ten (10) days of written notice thereof;

For purposes of this definition of “Cause”, no act or omission to act by you will be “willful” if such conduct was in your good faith and with a reasonable belief that such act or omission was in the best interests of the Company. You will have the right to appear before the Board for any Cause termination hereunder (excepting clause (i)).

2.“Good Reason” means the occurrence of any of the following events (other than due to your Disability):

(i)a material adverse change in your title, duties or responsibilities (including reporting responsibilities) or a failure to re-nominate you as a member of the Board;

(ii)without your consent, a material reduction in your Base Salary, other than across-the-board reductions affecting senior executives on a proportionate basis not to exceed 10% of Base Salary;

(iii)your being required to work in a location more than 50 miles from his office location in Richfield, Minnesota on the Executive Chair Commencement Date, except for requirements of temporary travel on the Company Group's business;

(iv)any failure to assign to a successor to the business and substantially all assets of the Company, and of such successor to assume, the obligations of the Company under the Agreement; or

(v)a material uncured breach of the Agreement by the Company.

“Good Reason” shall not exist unless and until you provide the Company with written notice of the acts alleged to constitute Good Reason within ninety (90) days of the initial occurrence of such event, and the Company fails to cure such acts within thirty (30) days of receipt of such notice. You must terminate your employment within sixty (60) days following the expiration of such cure period for the termination to be on account of Good Reason.

3.“Disability” means that you either (a) have qualified for long term disability payments under the Company's long term disability plan; or (b) are unable to perform the essential functions of your position (with or without reasonable accommodation) with any such Company Group member due to a physical or mental impairment resulting from your illness, injury, and such inability to perform continues for at least six consecutive months.

C-1